Exhibit 99.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended June 30,
	2002	2001

Income before gains (losses) on sales of investments in rental properties and minority interest in income	$21,699	$21,349
Losses from Internet business	-	2,855
Minority interest not convertible into Common Stock	(166)	(163)

	$21,533	$24,041

Fixed charges:
Interest	$13,678	$12,176
Capitalized interest	3,196	3,292
Other	39	38

Fixed charges	$16,913	$15,506

Preferred stock dividends	1,308	1,142

Fixed charges and preferred stock dividends	$18,221	$16,648

Income before gains (losses) on sales of investments in rental properties and losses from Internet business and minority interest in income, and fixed charges, excluding capitalized interest	$35,250	$36,255
Divided by fixed charges	$16,913	$15,506

Ratio of earnings to fixed charges	2.1	2.3

Income before gains (losses) on sales of investments in rental properties and losses from Internet business and minority interest in income, and fixed charges, excluding capitalized Interest	$35,250	$36,255
Divided by fixed charges and preferred stock dividends	$18,221	$16,648

Ratio of earnings to fixed charges and preferred stock dividends	1.9	2.2

Exhibit 99.1
(continued)

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (CONTINUED)

(Dollar amounts in thousands)
	For the Six Months Ended June 30,
	2002	2001

Income before gains (losses) on sales of investments in rental properties and minority interest in income	$44,008	$41,199
Losses from Internet business	-	7,163
Minority interest not convertible into Common Stock	(336)	(328)

	$43,672	$48,034

Fixed charges:
Interest	$26,766	$24,207
Capitalized interest	6,240	6,798
Other	78	76

Fixed charges	$33,084	$31,081

Preferred stock dividends	2,450	2,284

Fixed charges and preferred stock dividends	$35,534	$33,365

Income before gains (losses) on sales of investments in rental properties and losses from Internet business and minority interest in income, and fixed charges, excluding capitalized interest	$70,516	$72,317
Divided by fixed charges	$33,084	$31,081

Ratio of earnings to fixed charges	2.1	2.3

Income before gains (losses) on sales of investments in rental properties and losses from Internet business and minority interest in income, and fixed charges, excluding capitalized interest	$70,516	$72,317
Divided by fixed charges and preferred stock dividends	$35,534	$33,365

Ratio of earnings to fixed charges and preferred stock dividends	2.0	2.2